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                                                                    EXHIBIT 99.1




FROM:                                    FOR:
Padilla Speer Beardsley Inc.             Synovis Life Technologies, Inc.
1101 West River Parkway                  2575 University Ave.
Minneapolis, Minn. 55415                 St. Paul, Minn. 55114

CONTACT:                                 CONTACT:
Nancy A. Johnson/Marian Briggs           Karen Gilles Larson, President and CEO
(612)455-1745/ (612)455-1742             Connie L. Magnuson, CFO
njohnson@psbpr.com/                             (651) 603-3700
mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES PROMOTES FARIBORZ BOOR BOOR TO EXECUTIVE VICE
PRESIDENT


         ST. PAUL, Minn., November 6, 2003 -- Synovis Life Technologies (NASDAQ:
SYNO), has promoted Fariborz Boor Boor, age 45, to executive vice president, effective immediately. He has served as president and chief operating officer of Synovis Interventional Solutions, a wholly owned subsidiary, since 2000 and joined the company in 1998. In his new position, the interventional business management will report to Boor Boor and he will build his involvement with Synovis' surgical business.

         "It is with great pleasure that we announce Fariborz' promotion," said Karen Gilles Larson, Synovis Life Technologies president and chief executive officer. "Under Fariborz' leadership, our interventional business has grown spectacularly, to $24.0 million for the first nine months of fiscal 2003 from $8.8 million for all of fiscal 2000. He has motivated his team to provide customers with best-in-class engineering services, project management and quality high-volume manufacturing. As a result, the interventional business has a strong and growing customer base."

         Boor Boor has more than 25 years of production management experience. Prior to joining Synovis, he served as quality assurance manager at Plastech Corporation in Rush City, Minn., and as division services manager at Phillips Plastics Corporation in Chippewa Falls,

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Synovis Life Technologies
November 6, 2003
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Wis. Boor Boor holds a bachelor's degree in chemistry and business administration from the University of Wisconsin at Eau Claire.

ABOUT SYNOVIS LIFE TECHNOLOGIES

         Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, designing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

         Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the number of certain surgical procedures performed and the level of orders from contract manufacturing customers. A full discussion of factors can be found in the company's Annual Report on Form 10-K for the year ended October 31, 2002.

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